EXHIBIT 99.1

3D Systems Reports

Fourth Quarter and Full Year 2023 Financial Results

(Unaudited)

ROCK HILL, South Carolina - February 27, 2024 - 3D Systems Corporation (NYSE:DDD) announced today its financial results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter Financial Results (Unaudited)

(All numbers are unaudited and are presented in thousands, except per share amounts or otherwise noted)

•	Q4 2023 revenue of $114,848 decreased 13.5% compared to Q4 2022 due to significant softness in dental orthodontics and depressed printer sales from delayed customer capex investments

•	Q4 2023 gross profit margin of 40.4% and Non-GAAP gross profit margin(1) of 41.9%. Non-GAAP gross profit margin represents an increase from prior year primarily driven by product mix

•	Q4 2023 Net loss of $300,412, diluted loss per share of $2.30, primarily driven by the non-cash impairment of goodwill and other intangible assets, and Non-GAAP diluted loss per share(1) was $0.11

•

Q4 2023 Adjusted EBITDA(1) decreased by $7,452 to a loss of $12,260, primarily driven by lower revenue and an increase in operating expenses associated with investments in Regenerative Medicine and a short-term increase in consulting and outside services expenses

Full Year 2023 Financial Results (Unaudited)

(All numbers are unaudited and are presented in thousands, except per share amounts or otherwise noted)

•	2023 revenue of $488,069 decreased 9.3% compared to 2022 revenue of $538,031, primarily driven by the exceptional softness in dental orthodontics and slower printer hardware sales

•

2023 gross profit margin of 40.7% increased from 2022 gross profit margin of 39.8%. 2023 Non-GAAP gross profit margin(1) of 41.1% increased from 2022 Non-GAAP gross profit margin of 39.8%, primarily driven by improved operational efficiencies and favorable mix

•

2023 net loss of $370,432, diluted loss per share of $2.85, primarily driven in large part by the non-cash impairment of goodwill and other intangible assets, and Non-GAAP diluted loss per share(1) was $0.26

•

2023 Adjusted EBITDA(1) decreased by $18,744 to a loss of $24,525, primarily driven by lower revenue and an increase in operating expenses associated with investments in Regenerative Medicine and an increase in consulting and outside services expenses

•

In December 2023, the company repurchased $135,130 of its Convertible Senior Notes (“Convertible Notes”) for $100,614 including transaction expenses, opportunistically reducing its outstanding debt by nearly 30% at a substantial discount to par-value

•	Cash and cash equivalents of $331,525 position the company well for support of restructuring and efficiency initiatives, as well as continuity in key growth investments

Unaudited	Quarter Ended December 31,		Year Ended December 31,
(in thousands, expect per share data)	2023	2022	2023	2022
Revenue	$114,848	$132,732	$488,069	$538,031
Gross profit margin	$46,348	$54,630	$198,812	$214,233
Operating loss	$(335,594)	$(28,044)	$(414,303)	$(117,019)
Net loss attributable to 3D Systems Corporation	$(300,412)	$(25,553)	$(370,432)	$(122,711)
Diluted loss per share	$(2.30)	$(0.20)	$(2.85)	$(0.96)
Non-GAAP measures for year-over-year comparisons (1)
Non-GAAP gross profit margin	41.9%	40.9%	41.1%	39.8%
Adjusted EBITDA	$(12,260)	$(4,808)	$(24,525)	$(5,781)
Non-GAAP diluted loss per share	$(0.11)	$(0.06)	$(0.26)	$(0.23)

(1)	See “Presentation of Information in this Press Release” below for a description, and the Appendix for the reconciliation of non-GAAP measurements to the most closely comparable GAAP measure.

Summary Comments on Results

Commenting on 2023 results and the outlook for 2024, Dr. Jeffrey Graves, president and CEO of 3D Systems said, “Our fourth quarter revenue results reflect the significant headwinds created by ongoing macroeconomic and geopolitical volatility. As we exited the third quarter, we had expected some of these broader pressures to moderate through year-end, as historical seasonality of increased consumption and year-end customer capex spending would typically translate to an acceleration of revenues in the fourth quarter. While customer-driven pre-sales activities did accelerate as expected in the quarter, the same cannot be said for revenue. Fortunately, based upon customer feedback, we view this as a market timing issue rather than any permanent trend in customer adoption rates for additive manufacturing, or a loss of market share for 3D Systems.”

“Reflecting on 2023 in its entirety, the most influential driver to our revenue performance was our dental orthodontic product line, with revenues declining 39% from 2022 levels and essentially cut in half from their peak in 2021. However, adding to the pressure from this market was a sluggishness broadly in capex spending on new production capacity by both our Healthcare and Industrial customers. These combined effects resulted in a significant revenue headwind for 2023. In response to this softness, we’ve undertaken a comprehensive restructuring initiative to reduce costs, improve margins through greater efficiencies, and keep the company solidly on a path for sustained profitability and positive operating cash flow. The rise in gross margins, even in the face of declining volumes in 2023, is an early indicator of these efficiency improvements, which we expect to continue throughout 2024.”

“It is important to note that we are different from others in the additive manufacturing industry in that we have the broadest range of technology platforms, which we bring to market through two focused business units, Healthcare and Industrial Solutions. These platforms span metals, polymers and biologics, and, by necessity, require deep expertise in hardware, software and materials development. This technology foundation, in which we have been heavily investing for the last two years, along with industry-leading operational scale and an outstanding global reach, give us an ability to continue taking cost out of our business while preserving the critical investments needed to support the exciting growth opportunities we see ahead. Our goal is to balance short-term profitability and cash performance in 2024, with the need to ensure continuity in essential R&D investments for growth. This balance is critical for two reasons. First, risks remain in the world economic outlook, which could continue to impact sales in the short term. However, offsetting this pressure are a number of very targeted key-customer applications we expect to bring to market over the next 12-18 months. Fortunately, to execute these restructuring and investment plans, we have a strong balance sheet with over $300 million in cash, and 0% interest debt that is not due until late 2026. This gives us an ability to thoughtfully restructure the business to drive profitability and cash performance, while supporting key customer-driven development programs that we believe will add meaningfully to our top line revenues in the years ahead.”

Dr. Graves concluded, “Given the continuing risks we see to the world economy, we expect moderating but continued sales pressures, which we are translating into relatively flat top line revenue expectations for the year. Given this, we will prioritize completion of our previously announced restructuring program, which includes headcount reductions, significant site consolidations and a reduction in external spending. We believe these efforts, which will largely be completed by mid-year, will favorably impact both COGS and OPEX, further improve gross margins, and deliver positive adjusted-EBITDA performance and operating cash flow for the full year. In parallel, we will continue our most important development programs that are now, after over two years of increased R&D investment, beginning to yield exciting results. We expect these new additive solutions to materially change the way products are designed and manufactured and healthcare is delivered. We believe the path forward is very clear. In the short term, we will manage our costs to deliver improving margins and cash performance in the face of economic uncertainty. As these clouds then lift, the opportunities for growth in our industry remain incredibly bright. We believe that this focus on our strategic initiatives will harmonize the ability to deliver sustainable profitability this year, while preserving the exceptional opportunities we have to deliver long-term shareholder value in the years ahead.”

Summary of Fourth Quarter Results (Unaudited)

Revenue for the fourth quarter of 2023 decreased 13.5% to $114,848 compared to the same period last year, and revenue on a constant currency basis decreased 14.7%. The decline of revenue primarily reflects lower sales to certain dental orthodontic market customers and lower printer sales more broadly throughout the remaining portfolio due to macroeconomic factors that are negatively impacting demand.

Healthcare Solutions revenue decreased 15.7% to $51,188 compared to the prior year period, and revenue on a constant currency basis decreased 16.4% year over year.

Industrial Solutions revenue decreased 11.6% to $63,660 compared to the prior year period, and revenue on a constant currency basis decreased 13.3% year over year.

Gross profit margin for the fourth quarter of 2023 was 40.4% compared to 41.2% in the same period last year. Non-GAAP gross profit margin was 41.9% compared to 40.9% in the same period last year and increased primarily due to favorable mix.

Net loss attributable to 3D Systems Corporation increased by $274,859 to a loss of $300,412 in the fourth quarter of 2023 compared to the same period in the prior year. The increase in net loss attributable to 3D Systems Corporation primarily reflects $297,689 related to the impairment of goodwill and other intangible assets.

Adjusted EBITDA decreased by $7,452 to a loss of $12,260 in the fourth quarter of 2023 compared to the same period last year primarily driven by lower revenue and an increase in operating expenses associated with investments in Regenerative Medicine and an increase in short-term consulting and outside services expenses.

Summary of Full-Year 2023 Results (Unaudited)

Revenue for 2023 of $488,069 decreased 9.3% compared to the prior year. Revenue on a constant currency basis decreased 9.6%. The decline in revenue primarily reflects lower sales to certain dental orthodontic market customers due to macroeconomic factors that are negatively impacting demand.

Healthcare Solutions revenue decreased 18.3% to $213,216, compared to the prior year, and revenue on a constant currency basis decreased 18.6% year over year.

Industrial Solutions revenue decreased 0.8% to $274,853 compared to the prior year, and revenue on a constant currency basis decreased 1.1% year over year.

Gross profit margin for the full year 2023 was 40.7% compared to 39.8% in the prior year. Non-GAAP gross profit margin was 41.1% for the full year 2023 compared to 39.8% in the prior year. Gross profit margin increased primarily driven by improved operational efficiencies and favorable mix.

Net loss attributable to 3D Systems Corporation for the full year 2023 increased by $247,721 to a loss of $370,432 compared to the prior year. The increase in net loss attributable to 3D Systems Corporation primarily reflects an impairment of goodwill and other intangible assets, lower revenue and an increase in operating expenses associated with investments in our Regenerative Medicine business and an increase in consulting and outside services expenses.

Adjusted EBITDA decreased by $18,744 to a loss of $24,525 in 2023 compared to last year primarily driven by the unfavorable impact of lower volumes from dental orthodontics markets and an increase in operating expenses associated with investments in Regenerative Medicine and an increase in consulting and outside services expenses.

2024 Outlook

The company is providing full-year 2024 financial guidance as follows:

Revenue:	$475 - $505 million
Non-GAAP Gross Profit Margin:	42% - 44%
Non-GAAP Operating Expense:	$223 - $238 million
Adjusted EBITDA:	Break even or better

Financial Liquidity (Unaudited)

At December 31, 2023, cash and cash equivalents and short-term investments totaled $331,525 and decreased $237,212 since December 31, 2022. This decrease resulted primarily from the repurchase of our Convertible Notes of $100,614, cash used in operations of $80,671, acquisitions and other investments, net of cash acquired, of $29,152, capital expenditures of $27,183, and taxes paid related to net-share settlement of equity awards of $5,211, offset by a $3,492 effect of exchange rate changes on cash, cash equivalents and restricted cash. At December 31, 2023, the company had total debt, net of deferred financing costs of $319,356.

Status of Audit; Delayed Form 10-K Filing

The unaudited financial data above remains subject to audit as the company continues its close process. Accordingly, actual results may differ from the anticipated results shown above.

3D Systems will delay the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and file a Form 12b-25, Notification of Late Filing, with the Securities and Exchange Commission, which extends the deadline to file the Form 10-K. The delay in filing is primarily due to additional time required by the company to complete its financial reporting close procedures. It has no impact on the company’s operations or on its ability to discuss its anticipated 2023 results and 2024 outlook.

Q4 and FY 2023 Conference Call and Webcast

The company will host a conference call and simultaneous webcast to discuss these results on February 28, 2024, which may be accessed as follows:

Date: Wednesday, February 28, 2024

Time: 8:30 a.m. Eastern Time

Listen via webcast: www.3dsystems.com/investor

Participate via telephone: 201-689-8345

A replay of the webcast will be available approximately two hours after the live presentation at www.3dsystems.com/investor.

Forward-Looking Statements

Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. In many cases, forward looking statements can be identified by terms such as “believes,” “belief,” “expects,” “may,” “will,” “estimates,” “intends,” “anticipates” or “plans” or the negative of these terms or other comparable terminology. Forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to the company’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors described under the headings “Forward-Looking Statements” and “Risk Factors” in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved. The forward-looking statements included are made only as the date of the statement. 3D Systems undertakes no obligation to update or revise any forward-looking statements made by management or on its behalf, whether as a result of future developments, subsequent events or circumstances or otherwise, except as required by law.

Presentation of Information in this Press Release

3D Systems reports its financial results in accordance with GAAP. Management also reviews and reports certain non-GAAP measures, including: non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP diluted income (loss) per share, and Adjusted EBITDA. These non-GAAP measures exclude certain items that management does not view as part of 3D Systems’ core results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Management believes that the non-GAAP measures provide useful additional insight into underlying business trends and results and provide meaningful information regarding the comparison of period-over-period results. Additionally, management uses the non-GAAP measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. 3D Systems’ non-GAAP measures are not calculated in accordance with or as required by GAAP and may not be calculated in the same manner as similarly titled measures used by other companies. These non-GAAP measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP.

To calculate the non-GAAP measures, 3D Systems excludes the impact of the following items:

•	amortization of intangible assets, a non-cash expense, as 3D Systems’ intangible assets were primarily acquired in connection with business combinations;

•	costs incurred in connection with acquisitions and divestitures, such as legal, consulting and advisory fees;

•	stock-based compensation expenses, a non-cash expense;

•	charges related to restructuring and cost optimization plans, impairment charges, including goodwill, and divestiture gains or losses;

•	certain compensation expense related to the 2021 Volumetric acquisition; and

•	costs, including legal fees, related to significant or unusual litigation matters.

Amortization of intangibles and acquisition and divestiture-related costs are excluded from non-GAAP measures as the timing and magnitude of business combination transactions are not predictable, can vary significantly from period to period and the purchase price allocated to amortizable intangible assets and the related amortization period are unique to each acquisition. Amortization of intangible assets will recur in future periods until such intangible assets have been fully amortized. While intangible assets contribute to the company’s revenue generation, the amortization of intangible assets does not directly relate to the sale of the company’s products or services. Additionally, intangible assets amortization expense typically fluctuates based on the size and timing of the company’s acquisition activity. Accordingly, the company believes excluding the amortization of intangible assets enhances the company’s and investors’ ability to compare the company’s past financial performance with its current performance and to analyze underlying business performance and trends. Although stock-based compensation is a key incentive offered to certain of our employees, the expense is non-cash in nature, and we continue to evaluate our business performance excluding stock-based compensation; therefore, it is excluded from non-GAAP measures. Stock-based compensation expenses will recur in future periods. Charges related to restructuring and cost optimization plans, impairment charges, including goodwill, divestiture gains or losses, and the costs, including legal fees, related to significant or unusual litigation matters are excluded from non-GAAP measures as the frequency and magnitude of these activities may vary widely from period to period. Additionally, impairment charges, including goodwill, are non-cash. Furthermore, the company believes the costs, including legal fees, related to significant or unusual litigation matters are not indicative of our core business’ operations. Finally, 3D Systems excludes contingent consideration recorded as compensation expense related to the 2021 Volumetric acquisition from non-GAAP measures as management evaluates financial performance excluding this expense, which is viewed by management as similar to acquisition consideration.

The matters discussed above are tax effected, as applicable, in calculating non-GAAP diluted income (loss) per share.

Adjusted EBITDA, defined as net income, plus income tax (provision) benefit, interest and other income (expense), net, stock-based compensation expense, amortization of intangible assets, depreciation expense, and other non-GAAP adjustments, all as described above, is used by management to evaluate performance and helps measure financial performance period-over-period.

A reconciliation of GAAP to non-GAAP financial measures is provided in the accompanying schedules.

3D Systems does not provide forward-looking guidance for certain measures on a GAAP basis. The company is unable to provide a quantitative reconciliation of forward-looking non-GAAP gross profit margin, Adjusted EBITDA, and non-GAAP operating expense to the most directly comparable forward-looking GAAP measures without unreasonable effort because certain items, including litigation costs, acquisition expenses, stock-based compensation expense, intangible assets amortization expense, restructuring expenses, and goodwill impairment charges are difficult to predict and estimate. These items are inherently uncertain and depend on various factors, many of which are beyond the company’s control, and as such, any associated estimate and its impact on GAAP performance could vary materially.

About 3D Systems

More than 35 years ago, 3D Systems brought the innovation of 3D printing to the manufacturing industry. Today, as the leading additive manufacturing solutions partner, we bring innovation, performance, and reliability to every interaction—empowering our customers to create products and business models never before possible. Thanks to our unique offering of hardware, software, materials and services, each application-specific solution is powered by the expertise of our application engineers who collaborate with customers to transform how they deliver their products and services. 3D Systems’ solutions address a variety of advanced applications in Healthcare and Industrial Solutions markets such as medical and dental, aerospace & defense, automotive and durable goods. More information on the company is available at www.3dsystems.com

Tables Follow

3D Systems Corporation

Unaudited Consolidated Balance Sheets

December 31, 2023 and December 31, 2022

(in thousands, except par value)	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$331,525	$388,134
Short-term investments	—	180,603
Accounts receivable, net of reserves — $3,389 and $3,114	102,104	93,886
Inventories	152,412	137,832
Prepaid expenses and other current assets	36,701	33,790

Total current assets	622,742	834,245
Property and equipment, net	64,461	58,072
Intangible assets, net	62,724	90,230
Goodwill	107,200	385,312
Operating lease right-of-use assets	58,406	39,502
Finance lease right-of-use assets	12,174	3,244
Long-term deferred income tax assets	4,230	7,038
Other assets	48,251	28,970

Total assets	$980,188	$1,446,613

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND EQUITY
Current liabilities:
Current operating lease liabilities	$9,924	$8,343
Accounts payable	49,757	53,826
Accrued and other liabilities	46,631	56,264
Customer deposits	8,206	6,911
Deferred revenue	30,448	26,464

Total current liabilities	144,966	151,808
Long-term debt, net of deferred financing costs	319,356	449,510
Long-term operating lease liabilities	56,795	38,499
Long-term deferred income tax liabilities	5,162	7,631
Other liabilities	33,399	47,461

Total liabilities	559,678	694,909
Commitments and contingencies (Note 23)
Redeemable non-controlling interest	2,006	1,760
Stockholders’ equity:
Common stock, $0.001 par value, authorized 220,000 shares; shares issued 133,619 and 131,207 as of December 31, 2023 and 2022, respectively	134	131
Additional paid-in capital	1,577,382	1,547,597
Accumulated deficit	(1,114,394)	(743,962)
Accumulated other comprehensive loss	(44,618)	(53,822)

Total stockholders’ equity	418,504	749,944

Total liabilities, redeemable non-controlling interest and stockholders’ equity	$980,188	$1,446,613

3D Systems Corporation

Unaudited Consolidated Statements of Operations

Year Ended December 31, 2023, 2022 and 2021

	Year Ended December 31,
(in thousands, except per share amounts)	2023	2022	2021
Revenue:
Products	$328,731	$395,396	$428,742
Services	159,338	142,635	186,897

Total revenue	488,069	538,031	615,639
Cost of sales:
Products	200,616	237,386	245,169
Services	88,641	86,412	106,692

Total cost of sales	289,257	323,798	351,861

Gross profit	198,812	214,233	263,778
Operating expenses:
Selling, general and administrative	212,101	244,181	227,697
Research and development	89,728	87,071	69,150
Impairments of goodwill and intangible assets	311,286	—	—

Total operating expenses	613,115	331,252	296,847
Loss from operations	(414,303)	(117,019)	(33,069)
Interest and other income (expense), net	44,362	(3,790)	352,609

(Loss) income before income taxes	(369,941)	(120,809)	319,540
Benefit (provision) for income taxes	526	(2,140)	2,512
Loss on equity method investment, net of income taxes	(1,282)	—	—

Net (loss) income before redeemable non-controlling interest	(370,697)	(122,949)	322,052
Less: net loss attributable to redeemable non-controlling interest	(265)	(238)	—

Net (loss) income attributable to 3D Systems Corporation	$(370,432)	$(122,711)	$322,052

Net (loss) income per common share
Basic	$(2.85)	$(0.96)	$2.62

Diluted	$(2.85)	$(0.96)	$2.55

Weighted average shares outstanding:
Basic	129,944	127,818	122,867

Diluted	129,944	127,818	126,334

3D Systems Corporation

Unaudited Consolidated Statements of Operations

Three Months Ended December 31, 2023, 2022 and 2021

	Three Months Ended December 31,
(in thousands, except per share amounts)	2023	2022	2021
Revenue:
Products	$74,763	$94,734	$117,572
Services	40,085	37,998	33,298

Total revenue	114,848	132,732	150,870
Cost of sales:
Products	47,174	55,541	64,918
Services	21,326	22,561	19,734

Total cost of sales	68,500	78,102	84,652

Gross profit	46,348	54,630	66,218
Operating expenses:
Selling, general and administrative	61,478	58,783	50,897
Research and development	22,775	23,891	19,163
Impairments of goodwill and intangible assets	297,689	—	—

Total operating expenses	381,942	82,674	70,060
Loss from operations	(335,594)	(28,044)	(3,842)
Interest and other income (expense), net	34,671	1,666	(1,787)

Loss before income taxes	(300,923)	(26,378)	(5,629)
Benefit (provision) for income taxes	930	771	(571)
Loss on equity method investment, net of income taxes	(535)	—	—

Net loss before redeemable non-controlling interest	(300,528)	(25,607)	(6,200)
Less: net loss attributable to redeemable non-controlling interest	(116)	(54)	—

Net loss attributable to 3D Systems Corporation	$(300,412)	$(25,553)	$(6,200)

Net loss per share available to 3D Systems Corporation common stockholders
Basic	$(2.30)	$(0.20)	$(0.05)

Diluted	$(2.30)	$(0.20)	$(0.05)

3D Systems Corporation

Unaudited Consolidated Statements of Cash Flows

	Year Ended December 31,
(in thousands)	2023	2022	2021
Cash flows from operating activities:
Net (loss) income before redeemable non-controlling interest	$(370,697)	$(122,949)	$322,052
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation, amortization and accretion of debt discount	36,053	38,686	34,623
Stock-based compensation	23,367	42,415	55,153
Loss on short-term investments	6	3,146	—
Non-cash operating lease expense	9,267	6,366	5,681
Provision for inventory obsolescence and revaluation	6,350	2,586	(2,909)
Loss on hedge accounting de-designation and termination	—	—	721
Provision for bad debts	595	562	232
Loss (gain) on the disposition of businesses, property, equipment and other assets	6	104	(350,846)
Gain on debt extinguishment	(32,181)	—	—
Provision for deferred income taxes and reserve adjustments	(2,412)	(2,518)	(11,679)
Loss on equity method investment	1,282	—	—
Impairments of assets	313,204	4,095	1,676
Changes in operating accounts:
Accounts receivable	(6,793)	8,144	(11,912)
Inventories	(20,779)	(51,082)	7,866
Prepaid expenses and other current assets	(2,049)	8,229	(8,106)
Accounts payable	(5,526)	(3,787)	27,159
Deferred revenue and customer deposits	1,852	(6,947)	(3,325)
Accrued and other liabilities	(15,744)	10,702	(12,389)
All other operating activities	(16,472)	(7,773)	(5,850)

Net cash (used in) provided by operating activities	(80,671)	(70,021)	48,147

Cash flows from investing activities:
Purchases of property and equipment	(27,183)	(20,907)	(18,791)
Purchases of short-term investments	—	(384,388)	—
Sales and maturities of short-term investments	180,925	200,314	—
Proceeds from sale of assets and businesses, net of cash sold	194	325	421,485
Acquisitions and other investments, net of cash acquired	(29,152)	(103,699)	(139,685)
Other investing activities	—	—	(2,454)

Net cash provided by (used in) investing activities	124,784	(308,355)	260,555

Cash flows from financing activities:
Proceeds from borrowings	—	—	460,000
Debt issuance costs	—	—	(13,466)
Repayment of borrowings/long-term debt	(100,614)	—	(21,392)
Purchase of non-controlling interests	—	(2,300)	(6,300)
Taxes paid related to net-share settlement of equity awards	(5,211)	(10,864)	(12,619)
Other financing activities	(644)	(651)	(423)

Net cash (used in) provided by financing activities	(106,469)	(13,815)	405,800

Effect of exchange rate changes on cash, cash equivalents and restricted cash	3,492	(5,804)	(9,243)

Net (decrease) increase in cash, cash equivalents and restricted cash	(58,864)	(397,995)	705,259

Cash, cash equivalents and restricted cash at the beginning of the year [a]	391,975	789,970	84,711

Cash, cash equivalents and restricted cash at the end of the year [a]	$333,111	$391,975	$789,970

(a)

The amounts for cash and cash equivalents shown above include restricted cash of $119, $114 and $313 as of December 31, 2023, 2022 and 2021, respectively, which are included in prepaid expenses and other current assets. In addition, included in cash and cash equivalents above as of December 31, 2023 and 2022 is 1,467 and $3,727 of restricted cash, which, is included in other non-current assets.

(b)	Inventory is transferred to property and equipment at cost when we require additional machines for training or demonstration or for placement into on demand manufacturing services locations

Appendix

3D Systems Corporation

Unaudited Reconciliations of GAAP to Non-GAAP Measures

Three Months Ended December 31, 2023 and 2022.

Constant Currency Revenue (4)

	Three Months Ended December 31,				Constant Currency (1)
(in thousands)	2023	2022	$ Change	% Change	FX Effect (2)	% Change (3)
Healthcare Solutions	$51,188	$60,694	$(9,506)	(15.7)%	$454	(16.4)%
Industrial Solutions	63,660	72,038	(8,378)	(11.6)%	1,196	(13.3)%

Total revenue	$114,848	$132,732	$(17,884)	(13.5)%	$1,650	(14.7)%

(1)

To assist in the analysis of the Company’s revenue trends, the Company estimated the impact of foreign exchange on year-over-year revenue growth by recasting revenue for the three months ended December 31, 2023 by applying the foreign exchange rates used to translate 2022 non-US functional currency revenue to 2023 non-US functional currency revenue.

(2)	Represents the estimated impact on “as reported” revenue due to changes in foreign currency exchange rates
(3)	Represents the % increase or decrease in revenue excluding the estimated “FX effect”
(4)	Amounts in table may not foot due to rounding

	Year Ended December 31,				Constant Currency (1)
(in thousands)	2023	2022	$ Change	% Change	FX Effect (2)	% Change (3)
Healthcare Solutions	$213,216	$260,988	$(47,772)	(18.3)%	$817	(18.6)%
Industrial Solutions	274,853	277,043	(2,190)	(0.8)%	971	(1.1)%

Total revenue	$488,069	$538,031	$(49,962)	(9.3)%	$1,788	(9.6)%

(1)

To assist in the analysis of the Company’s revenue trends, the Company estimated the impact of foreign exchange on year-over-year revenue growth by recasting revenue for the year ended December 31, 2023 by applying the foreign exchange rates used to translate 2022 non-US functional currency revenue to 2023 non-US functional currency revenue.

(2)	Represents the estimated impact on “as reported” revenue due to changes in foreign currency exchange rates
(3)	Represents the % increase or decrease in revenue excluding the estimated “FX effect”
(4)	Amounts in table may not foot due to rounding

Gross Profit and Gross Profit Margin (1)

	Three Months Ended December 31,
(in thousands)	2023		2022
	Gross Profit	Gross Profit Margin (2)	Gross Profit	Gross Profit Margin (2)
GAAP	$46,348	40.4%	$54,630	41.2%
Amortization expense included in Cost of sales	382		(398)
Restructuring expense included in Cost of sales	1,427		—

Non-GAAP	$48,157	41.9%	$54,232	40.9%

(1)	Amounts in table may not foot due to rounding
(2)	Calculated as non-GAAP gross profit as a percentage of total revenue.

	Year Ended December 31,
(in thousands)	2023		2022
	Gross Profit	Gross Profit Margin (2)	Gross Profit	Gross Profit Margin (2)
GAAP	$198,812	40.7%	$214,233	39.8%
Amortization expense included in Cost of sales	506		14
Restructuring expense included in Cost of sales	1,427		—

Non-GAAP	$200,745	41.1%	$214,247	39.8%

(1)	Amounts in table may not foot due to rounding
(2)	Calculated as non-GAAP gross profit as a percentage of total revenue.

Appendix

3D Systems Corporation

Unaudited Reconciliations of GAAP to Non-GAAP Measures

Three and Twelve Months Ended December 31, 2023 and 2022

Net Loss to Adjusted EBITDA (1)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2023	2022	2023	2022
Net loss attributable to 3D Systems Corporation	$(300,412)	$(25,553)	$(370,432)	$(122,711)
Interest income, net	(3,778)	(2,522)	(16,896)	(6,541)
(Benefit) provision for income taxes	(930)	(771)	(526)	2,140
Depreciation expense	5,656	5,104	21,346	21,096
Amortization expense	2,391	5,207	12,067	15,480
Stock-based compensation expense	8,224	10,980	23,367	42,489
Acquisition and divestiture-related expense	468	2,978	600	12,360
Legal expense	3,174	(1,418)	8,053	19,062
Restructuring expense	4,774	381	11,487	733
Redeemable non-controlling interest	(116)	(54)	(265)	(238)
Loss (income) on equity method investment	535	(90)	1,282	(90)
Goodwill and other assets impairment charges	298,647	3	312,858	18
Gain on repurchase of debt	(32,181)	—	(32,181)	—
Other non-operating (income) expense	1,288	947	4,715	10,421

Adjusted EBITDA	$(12,260)	$(4,808)	$(24,525)	$(5,781)

(1)	Amounts in table may not foot due to rounding

Appendix

3D Systems Corporation

Unaudited Reconciliations of GAAP to Non-GAAP Measures

Three and Twelve Months Ended December 31, 2023 and 2022

Non-GAAP Diluted Loss per Share (1)(2)

	Three Months Ended December 31,		Year Ended December 31,
(in dollars)	2023	2022	2023	2022
Diluted loss per share	$(2.30)	$(0.20)	$(2.85)	$(0.96)
Amortization expense	0.02	0.04	0.09	0.12
Stock-based compensation expense	0.06	0.09	0.18	0.33
Acquisition and divestiture-related expense	—	0.02	—	0.10
Legal expense	0.02	(0.01)	0.06	0.17
Restructuring expense	0.04	—	0.09	0.01
Goodwill and other assets impairment charges	2.30	—	2.42	—
Gain on repurchase of debt	(0.25)	—	(0.25)	—

Non-GAAP diluted loss per share	$(0.11)	$(0.06)	$(0.26)	$(0.23)

(1)	Amounts in table may not foot due to rounding
(2)	Amounts in table are stated per share